UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2011

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission

File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 18, 2011, the Board of Directors approved, upon recommendation of the Compensation Committee, changes in the compensation paid or to be paid to our executive officers for the year ending December 31, 2011.

Cash Compensation

The following table shows for each of our named executive officers his or her base salary for calendar years 2010 and 2011, and maximum cash bonus that could be earned assuming 100% payout under bonus plans for calendar years 2010 and 2011.

Name and Position	Year	Base Salary		Maximum Cash Bonus (1)
Paul Jarman Chief Executive Officer	2011 2010	$ $	250,000 250,000	130,000 95,000

Gregory S. Ayers EVP and Chief Financial Officer	2011 2010	$ $	210,000 200,000	100,000 75,000

Frank Maylett (1) EVP of Sales	2011 2010	$ $	205,000 195,000	— —

Scott Welch EVP and Chief Operating Officer	2011 2010	$ $	200,000 190,000	90,000 65,000

Mariann McDonagh EVP and Chief Marketing Officer	2011 2010	$ $	200,000 200,000	100,000 50,000

James Tanner EVP of Product and Technology	2011 2010	$ $	190,000 190,000	75,000 60,000

(1)	For Mr. Maylett cash bonus for 2011 will be tied directly to sales. That arrangement has not yet been finalized.

The executive bonus plan in 2011 is a variable cash based incentive plan under which bonus is earned based on achieving performance goals. Bonus earned is based on two separate performance criteria – company financial performance and achievement of individual key performance goals. Financial performance measures include increases in cumulative quarterly software revenue, gross profit, and EBITDAS (net income before income taxes, interest income, depreciation and amortization, and stock-based compensation), which will be derived from our budget for the year, as approved by the board of directors, and are intended to be targets that are likely to be achieved, but not assured. Individual key performance goals for each executive officer will focus on achieving expectations with respect to tasks and objectives that facilitate and improve operations and, as a result, our financial operating results. The mix between bonus earned on achieving financial goals versus individual key performance goals will vary for our executive officers based on an evaluation of how the functions of the position most significantly impact our operations and performance. For example, bonus compensation for our Chief Executive Officer and Chief Financial Officer will initially be based 100% on attainment of financial performance because their functions have a greater impact on financial performance than on completion of sales goals, effective product delivery, customer service, or other internal operations, but this percentage could change during the year if we wish to incentivize specific objectives or functions. For our other named executive officers the percent of overall bonus paid on attainment of our financial performance goals initially is between 25% and 50%, and the remainder will be based on attainment of individual key performance goals.

No bonus will be paid on the financial performance component of the plan unless we achieve a minimum threshold of the cumulative quarterly software revenue goals. The percentage of the executive officer’s bonus allocation for the individual financial performance goals increases from 70% to 100% on a straight line basis. No bonus will be paid on the individual key performance component of the plan unless we achieve at least a minimum threshold of our cumulative quarterly software revenue goals. If that requirement is met, the amount of bonus paid on key performance goals will be based on the evaluation by our Chief Executive Officer (as reported to and approved by the Compensation Committee) of the level of achievement by each executive officer of his or her individual goals.

If at the end of the year we attain more than 100% of our goals with respect to dollar value of booked software contracts or monthly recurring software charges, then our executive officers will earn a stretch bonus that ranges between 10% of 2011 base salary for certain of our executive vice presidents up to 14% of 2011 base salary for our Chief Executive Officer.

Stock Option Grants

The following table sets forth certain information with respect to grants of common stock options on January 18, 2011, under our 2008 Equity Incentive Plan to the named executive officers that received grants. Each of the stock options granted vest in three equal annual installments commencing one year after the date of grant and expire five years from grant date.

Name and Position	Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Paul Jarman Chief Executive Officer	85,000	3.34	152,150

Gregory S. Ayers EVP and Chief Financial Officer	50,000	3.34	89,500

Frank Maylett EVP of Sales	75,000	3.34	134,250

Scott Welch EVP and Chief Operating Officer	50,000	3.34	89,500

Mariann McDonagh EVP and Chief Marketing Officer	50,000	3.34	89,500

(1)	This column shows the grant date fair value of the plan-based stock option awards to the named executives in accordance with ASC Topic 718. Generally, the grant date fair value is the amount that we will expense in our financial statements over the vesting schedule for the award. Fair value of each stock option is calculated using the Black-Scholes value on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: January 24, 2011	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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